        Exhibit 10.2

R E S T R I C T E D S T O C K A W A R D A G R E E M E N T
Non-transferable
G R A N T T O
___________________________ (“Grantee”)
by Lowe’s Companies, Inc. (the “Company”) of shares of its common stock, $0.50 par value (the “Shares”) pursuant to and subject to the provisions of the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated (the “Plan”), and to the terms and conditions set forth in this grant notice and the Terms and Conditions.
Total Granted:
Except as otherwise provided in Section 2 of the Terms and Conditions, the Shares shall vest and no longer be subject to forfeiture as to the following percentage of the Shares awarded hereunder, on the following date:

Percentage of Shares	Date of Vesting
[ ]	[ ]
Notwithstanding the vesting of the Shares on the Date of Vesting set forth above or as otherwise provided in Section 2 of the Terms and Conditions, the Shares shall be Non-transferable Shares until the expiration of the transfer restrictions set forth in Section 3 of the Terms and Conditions.
IN WITNESS WHEREOF, Lowe’s Companies, Inc., acting by and through its duly authorized officer, has caused this Agreement to be executed as of the Date of Grant.

LOWE’S COMPANIES, INC.

By:

Date of Grant:

Accepted by Grantee:

Lowe’s Companies, Inc.
2006 Long Term Incentive Plan
Restricted Stock Award Agreement
Terms and Conditions
1.Grant of Shares. The Company hereby grants to Grantee the shares of Common Stock (the “Shares”) indicated on the Restricted Stock Award Agreement grant notice (the “Grant Notice”), subject to the restrictions and the other terms and conditions set forth in the Plan, the terms and conditions set forth herein (the “Terms and Conditions”) and the Grant Notice (collectively, this “Agreement”), and any applicable recoupment or “clawback” policies of the Company, as in effect from time to time. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
2.Vesting of Shares. As of the Date of Grant, the Shares shall be “Unvested Shares” and fully forfeitable. The Unvested Shares shall become “Vested Shares” as of the earliest to occur of the following (the period prior to such vesting being referred to herein as the “Vesting Period”):
(a)As of the Date of Vesting specified in the Grant Notice;
(b)On the date of termination of Grantee’s employment with the Company and its Subsidiaries by reason of Grantee’s death, Disability or Retirement; or
(c)On the date of termination of Grantee’s employment with the Company and its Subsidiaries by the Company without Cause or by Grantee’s resignation for Good Reason, in either case within twelve (12) months after the occurrence of a Change in Control.
If Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the Unvested Shares becoming Vested Shares in accordance with this Section 2, Grantee shall forfeit all of Grantee’s right, title and interest in and to the Unvested Shares as of the date of Grantee’s termination of employment, and such Unvested Shares shall revert to the Company immediately following the event of forfeiture.
The definition of “Retirement” for purposes of this Agreement shall have the following meaning and not the meaning assigned to such term in the Plan: The voluntary termination of employment with the approval of the Board at least six (6) months after the Date of Grant and on or after the date Grantee has attained age fifty-five (55) and Grantee’s age plus years of service equal or exceed seventy (70); provided that, Grantee has given the Board at least ten (10) days advance notice of such Retirement and Grantee has executed and not revoked a Release of Claims provided to Grantee by the Company upon receipt of Grantee’s notice. In the case of former Maintenance Supply Headquarters, L.P. (d/b/a Lowe’s Pro Supply) (“MSH”) employees, continuous service as an MSH employee, prior to the date of acquisition by the Company, will be included in the calculation for years of service.
3.Share Transfer Restrictions. “Non-transferable Shares” means those Shares that are subject to the transfer restrictions imposed under this Section 3 which restrictions have not expired or terminated. Non-transferable Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.
The restrictions imposed under this Section shall apply to all shares of the Company’s Common Stock or other securities issued with respect to Non-transferable Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.

The transfer restrictions imposed under this Section 3 will expire as to all of the Shares indicated in the Grant Notice on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Non-transferable Period”):
(a)On the Date of Vesting specified in the Grant Notice;
(b)On the date of termination of Grantee’s employment with the Company and its Subsidiaries by reason of Grantee’s death or Disability; or
(c)On the date of termination of Grantee’s employment with the Company and its Subsidiaries by the Company without Cause or by Grantee’s resignation for Good Reason, in either case within twelve (12) months after the occurrence of a Change in Control.
4.Delivery of Shares. The Shares will be registered in the name of Grantee as of the Date of Grant and will be held by the Company during the Non-transferable Period in certificated or uncertificated form. If a certificate for Non-transferable Shares is issued during the Non-transferable Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):
“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Agreement between the registered owner of the shares represented hereby and Lowe’s Companies, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Lowe’s Companies, Inc.”
Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Non-transferable Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
5.Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Vesting Period and Non-transferable Period. If Grantee forfeits any rights Grantee may have under this Agreement, Grantee shall no longer have any rights as a shareholder with respect to the Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such Shares. In the event that for any reason Grantee shall have received dividends upon such Shares after such forfeiture, Grantee shall repay to the Company an amount equal to such dividends.
6.Restrictions on Resale. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Grantee or other subsequent transfers by Grantee of any Shares issued pursuant to this Award, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Grantee and other holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
7.Competing Activity. If Grantee engages in any Competing Activity during Grantee’s employment with the Company or any of its direct or indirect subsidiaries or controlled affiliates (collectively, the “Company Group”) or within two (2) years after the termination of Grantee’s employment with the Company Group for any reason, then (a) Grantee shall forfeit all of Grantee’s right, title and interest in and to any Unvested Shares or Non-transferable Shares as of the time of Grantee’s engaging in such Competing Activity and such Shares shall revert to the Company immediately following such event of forfeiture, and (b) Grantee shall remit, upon demand by the Company, the “Repayment

Amount” (as defined below) with respect to any Shares that were granted to Grantee under the terms of this Agreement.
The “Repayment Amount” is the aggregate Fair Market Value of the Shares at the time of delivery to Grantee. The Repayment Amount shall be payable in cash (including certified or bank check), by the tender of shares of Common Stock, or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of shares shall satisfy the obligation to pay the Repayment Amount for the same number of shares of Common Stock delivered to the Company.
For purposes of this Agreement:
(a)Company Business.
“Company Business” means the businesses conducted by the Company Group at any time during Grantee’s employment, including without limitation:
(i)the retail and omni-channel sale and distribution of home improvement and building products and supplies for maintenance, repair, remodeling, renovation and decorating, including appliances and related installation and other services;
(ii)the sourcing, merchandising, marketing, distribution and fulfillment of such products and services;
(iii)the supply of products and services to professional customers, including builders, contractors, property managers, maintenance professionals and participants in the single-family and multi-family housing industries;
(iv)the design, procurement and installation of interior finishes, including flooring, cabinets, countertops and related products and services; and
(v)the distribution of specialty building materials and construction supplies, including drywall, steel framing, acoustic ceilings and related products.
(b)Restricted Business Segment.
“Restricted Business Segment” means any portion of the Company Business with respect to which, during the twenty-four (24) months preceding the termination of Grantee’s employment, Grantee received or had access to material confidential or proprietary information, including material non-public strategic, financial, operational, sourcing, pricing, customer, vendor, acquisition, integration or competitive information, the disclosure or use of which could reasonably be expected to provide a competitive advantage to a competing business. General knowledge, skill and experience acquired in the ordinary course of employment shall not, standing alone, constitute material confidential or proprietary information for purposes of this definition.
(c)Competing Enterprise.
A “Competing Enterprise” is any person or entity that engages, directly or indirectly, in a business that is competitive with, substantially similar to, or a substitute for any Restricted

Business Segment in the United States, including through retail locations, distribution facilities, field operations, project-based operations, or electronic commerce. A business shall be considered competitive only to the extent it offers products or services that materially compete with those offered within the applicable Restricted Business Segment.
Without limiting the foregoing, Competing Enterprise includes, by way of example and not limitation, The Home Depot, Inc. (including any of its subsidiaries or affiliates, including HD Supply Holdings, Inc. and GMS Inc.); Sears Holdings, Inc. and Transform Holdco LLC; Menard, Inc.; Amazon.com, Inc.; Tractor Supply Company; Harbor Freight Tools; Ace Hardware Corporation; Lumber Liquidators Holdings, Inc.; Wayfair Inc.; Walmart Inc.; Best Buy Co., Inc.; Floor & Décor Holdings, Inc.; Chadwell Supply; and True Value Company, together with any successor entities or businesses that operate substantially similar lines of business.
(d)Competing Activity.
Grantee will be deemed to be engaged in a “Competing Activity” if Grantee, acting in the same or similar capacity in which Grantee performed services for the Company Group or in a capacity involving executive, managerial, financial or other significant leadership responsibilities, owns, manages, operates, controls, is employed by, provides services to, or participates in as a five percent (5%) or greater shareholder, partner, member or joint venturer in, a Competing Enterprise.
Grantee acknowledges that the Company Group has a legitimate business interest in protecting its confidential and proprietary information and competitive position, and that the restrictions set forth in this Section 7 are reasonable in scope and duration and necessary to protect those interests. Nothing in this Section 7 shall be construed to limit any other rights or remedies available to the Company Group under applicable law or agreement.
8.No Solicitation of Employees. During Grantee’s employment with the Company or a Subsidiary and until the date that is 2 years after the date of Grantee’s termination for any reason, Grantee will not, directly or indirectly, solicit or encourage any person who was an employee of the Company or any of its subsidiaries during Grantee’s employment or during the 1 year immediately prior to Grantee’s date of termination (“Protected Employee”), to leave employment with the Company or any of its subsidiaries or assist in any way with the hiring of any Protected Employee by any future employer, person or other entity including but not limited to referral, identification for potential employment, recommendation, interview, or direct or indirect supervision.
9.No Solicitation of Customers or Vendors. During Grantee’s employment with the Company or a Subsidiary and until the date that is 2 years after the date of Grantee’s termination for any reason, Grantee will not, directly or indirectly, solicit the Company’s customers or vendors who were customers or vendors during the 1 year immediately prior to Grantee’s date of termination to divert their business away from or otherwise interfere with the business relationships of the Company with its customers and/or vendors on Grantee’s behalf or on behalf of any other entity or person. The foregoing restrictions shall only apply to those Company customers or vendors with whom Grantee had direct contact during the 1 year immediately prior to Grantee’s date of termination.
10.Injunctive Relief. Grantee agrees that the provisions herein are important to and of material consideration to the Company and that a breach of these provisions will cause irreparable harm to the Company and that monetary damages alone are an inadequate remedy to the Company for any such breach. Grantee further stipulates that, upon any breach by Grantee of the provisions herein the Company shall be entitled to injunctive relief against Grantee without the necessity to post a bond or, if such bond is nevertheless required, Grantee consents to setting such bond at the lowest amount permitted by law. This Section shall not be deemed to limit the legal and equitable remedies available to the Company or to limit the nature and extent of any claim by the Company for damages caused by Grantee for breach of this Agreement.
11.No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Subsidiary.
12.No Liability of Company. The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to Grantee or any other person as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (b) any tax consequence expected, but not realized, by Grantee or other person due to the receipt or settlement of the Shares.
13.Payment of Taxes.
(a)Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.
(b)The Company shall satisfy any federal, state, local and foreign taxes (including Grantee’s FICA obligation) arising in connection with the Shares exclusively by withholding from the Shares otherwise deliverable to Grantee a number of Shares having a fair market value equal to the amount required to be withheld, up to the maximum statutory withholding rate permitted by applicable law. The obligations of the Company under this Agreement are subject to the satisfaction of such withholding obligations in accordance with this Section 13. If withholding Shares is insufficient or not permitted under applicable law, the Company, and where applicable its Subsidiaries, shall have the right to deduct any remaining tax amounts from any other payment of any kind otherwise due to Grantee, to the extent permitted by law.
14.Tax Representations. Grantee has reviewed with Grantee’s own tax advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, including the Board and the Committee. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
15.Amendment. The Committee may amend or terminate this Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this Award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.
16.Plan Controls. The terms contained in the Plan, including without limitation the antidilution adjustment provisions, are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.
17.Recoupment or “Clawback”. Notwithstanding any provision of the Plan or in this Agreement to the contrary, and in consideration of receiving this Award, the Shares (including the gross amount of any proceeds, gains or other economic benefit Grantee actually or constructively receives upon receipt of this Award, or the receipt or resale of any shares of Common Stock underlying this Award or any other amounts or benefits as required by applicable law) shall be forfeited and/or clawed back, as determined by the Board or the Committee, upon the breach by Grantee of the restrictive covenants described in Sections 7, 8, and 9 of this Agreement, or the breach of any obligations of nondisparagement or confidentiality owed by Grantee to the Company or any of its affiliates; such Award or the receipt or resale of any shares of Common Stock underlying this Award, and any proceeds, gains or other economic benefit thereto shall also be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which stock may be traded, or to comport with good corporate governance practices, as such policies may be amended from time to time. Any such policy may subject a Grantee’s Award and amounts paid or realized with respect to Awards granted hereunder to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy, as may be amended from time to time.
18.Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.
19.Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
20.Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:
Lowe’s Companies, Inc.
Attn: Stock Plan Administrator
1000 Lowes Boulevard
Mooresville, NC 28117, United States of America
or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
21.Governing Law and Venue. This Agreement shall be governed by the laws of the State of North Carolina other than its choice of laws provisions to the extent that such provisions would require or permit the application of the laws of a state other than North Carolina. Each of the parties to this Agreement consents to submit to the personal jurisdiction and venue of the Charlotte Division of the U.S. District Court for the Western District of North Carolina, or if federal jurisdiction is not available, the North Carolina Superior Court in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of the U.S. District Court for the Western District of North Carolina or the North Carolina Superior Court by motion or request for leave from any such court. Each of the parties further waives any right to seek change of venue from such Court due to inconvenient forum or other similar justification and will pay to the other parties the costs associated with responding to or otherwise opposing any motion or request for such relief.
22.Conformity to Securities Laws. Grantee acknowledges that the Plan and this Agreement are intended to comply with all applicable provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the United States Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
23.Code Section 409A.
(a)This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A. Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A. The Board and/or the Committee (or

any delegee thereof) may, in its discretion, adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board or the Committee (or any delegee thereof) determines are necessary or appropriate to comply with the requirements of Code Section 409A, subject to Section 14.1 of the Plan.
(b)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment or delivery that Grantee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.
(c)If Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date Grantee separates from service, Grantee shall not be entitled to any payment or benefit pursuant to this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A and that is payable upon a “separation from service” (within the meaning of Code Section 409A) until the earlier of (i) the date which is six (6) months after such separation from service for any reason other than death, or (ii) the date of Grantee’s death; provided that this Section 23(c) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to Grantee upon or in the six (6) month period following Grantee’s separation from service that are not so paid by reason of this Section 23(c) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after Grantee’s separation from service (provided that in the event of Grantee’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of Grantee’s death).
24.Beneficiary Designation. If Grantee is employed by the Company or a Participating Subsidiary within the United States, Grantee may designate a beneficiary or beneficiaries to receive Shares issued pursuant to this Award on or after Grantee’s death. Such designation shall be in the form provided by or approved and accepted by the Administrator and shall revoke all prior designations. Such designation shall be effective only if and when it is properly completed and delivered by Grantee during Grantee’s lifetime in electronic form to the Company’s agent (currently E*TRADE) at its designated website, unless otherwise expressly accepted and acknowledged by the Administrator. In the absence of any such valid and effective designation, benefits remaining unpaid at Grantee’s death shall be paid to Grantee’s estate. If Grantee is employed by the Company or a Participating Subsidiary outside the United States, no unexercised or restricted award shall be assignable or transferable other than by will or the laws of descent and distribution.
25.Transferability. Except as otherwise provided in the Plan, the Shares and any rights under this Agreement are not transferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of this Award pursuant to a qualified domestic relations order, as defined under the Plan.
26.Other Agreements Superseded. The Plan, the Grant Notice, and these Terms and Conditions constitute the entire understanding between Grantee and the Company regarding this Award of Shares. Any prior agreements, commitments or negotiations concerning this Award are superseded.
27.Headings; Construction. The headings preceding the text of the sections hereof are inserted solely for convenience of reference and shall not constitute a part of the Grant Notice or these Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan, the Grant Notice or these Terms and Conditions. Unless the context requires otherwise, all references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation.
28.Committee Discretion. All questions arising under the Plan, the Grant Notice or under these Terms and Conditions shall be decided by the Committee in its total and absolute discretion.
29.Electronic Acceptance and Delivery. By executing the Grant Notice (including by electronic means), Grantee acknowledges receipt of a copy of the Plan and this Agreement, has read and understands them, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. By executing the Grant Notice, Grantee further consents to the delivery of information (including information required to be delivered to Grantee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the award of Shares, and the Common Stock via Company web site or other electronic delivery.